UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 28, 2010
Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard
Studio City, California 91604
(Address of Principal Executive Offices)

(818) 755-2400
Registrant’s telephone number, including area code

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

As previously disclosed, a lawsuit was brought in July, 2009 in the Delaware Court of Chancery against the Board of Directors of Crown Media Holdings, Inc. (the “Company”), Hallmark Cards, Incorporated and its affiliates, as well as the Company as a nominal defendant, by a minority stockholder of the Company regarding the then recapitalization proposal which the Company received from Hallmark Cards in May, 2009.  The parties to the lawsuit entered into a stipulation providing that the Company would not consummate the recapitalization transaction contemplated in the proposal until not less than seven weeks after providing the plaintiff with a notice of terms of the proposed transaction, including copies of the final transaction agreements.  The stipulation also deals with the timing of a motion for preliminary injunction relief.

On February 9, 2010, the Company announced a non-binding term sheet which had been approved by the Special Committee of the Board of Directors which considered and negotiated the recapitalization proposal.  On February 26, 2010, the Company entered into definitive agreements for the recapitalization of the Company’s indebtedness to H C Crown Corp., a wholly-owned subsidiary of Hallmark Cards (the “Recapitalization”).  The February 26, 2010 agreements for the Recapitalization follow the provisions in the earlier term sheet.  These agreements were publicly announced on March 1, 2010.

By a letter of February 28, 2010, the plaintiff in this lawsuit informed the Special Committee of the Board of Directors that the plaintiff objected to the proposed Recapitalization on the terms set forth in the term sheet dated February 9, 2010.  The plaintiff asserted, among other things, that the transactions contemplated by the term sheet would unfairly dilute the economic and voting interests of the Company’s minority stockholders, that the transactions should be subject to a vote of the majority of the minority stockholders and that the proposed transactions remain inadequate.  The plaintiff indicated that if the Company executed definitive documents for the Recapitalization, the plaintiff would pursue the litigation.

The Special Committee consisting of independent directors believes that the Recapitalization is fair to the stockholders (other than Hallmark Cards and its affiliates) and in the best interest of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	March 1, 2010	By	/s/ Charles L. Stanford
Charles L. Stanford
Executive Vice President and General Counsel